As filed with the Securities and Exchange Commission on September 9, 2019

Registration No. 333-116321

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT
NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-116321

UNDER

THE SECURITIES ACT OF 1933

HYDROGENICS CORPORATION - CORPORATION HYDROGENIQUE

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 Admiral Boulevard

Mississauga, Ontario L5T 2N6

(Address, including zip code, of Principal Executive Offices)

__________________________________________________________________________________________

Hydrogenics Corporation Stock Option Plan
(Full title of the plan)

___________________________

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Mile T. Kurta

Torys LLP
1114 Avenue of the Americas, 23rd Floor

New York, New York 10036
Telephone: (212) 880-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Hydrogenics Corporation, a corporation existing under the laws of Canada (“Hydrogenics”), with the Securities and Exchange Commission (the “SEC”):

•	File No. 333-116321, filed with the SEC on June 9, 2004, registering an additional 3,500,000 Shares reserved for issuance under the Plan.

On September 9, 2019, in accordance with the terms of that certain arrangement agreement, dated as of June 28, 2019, among Hydrogenics, Cummins Inc., a corporation existing under the laws of the State of Indiana (“Parent”), and Atlantis AcquisitionCo Canada Corporation, a corporation existing under the laws of Ontario and a subsidiary of Parent (the “Purchaser”), the Purchaser acquired all of the outstanding common shares of Hydrogenics (the “Plan of Arrangement”).

As a result of the completion of the transactions contemplated by the Plan of Arrangement, Hydrogenics has terminated all offerings of securities pursuant to the above-referenced Registration Statements. Accordingly, Hydrogenics hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by Hydrogenics in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Hydrogenics hereby removes from registration any and all of such securities that had been registered for issuance but remain unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the post-effective amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Canada, on September 9, 2019.

HYDROGENICS CORPORATION

By:	/s/ Marc Beisheim
Name: Marc Beisheim
Title: Chief Financial Officer

Note: No other person is required to sign the post-effective amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.